Exhibit 5.1

May 5, 2023

Unisys Corporation
801 Lakeview Drive, Suite 100
Blue Bell, PA 19422

Re: Unisys Corporation Registration Statement on Form S-8 relating to the Unisys Corporation Savings Plan

Ladies and Gentlemen:

I am a Deputy General Counsel of Unisys Corporation, a Delaware corporation (the "Company"), and am rendering this opinion in connection with the registration of an additional 2,000,000 shares (the "Shares") of the Company's Common Stock, par value $.01 per share, on a registration statement on Form S-8 (the "Registration Statement") filed pursuant to the Securities Act of 1933, as amended (the "Act"). The Shares will be either (a) issued as company matching contributions under the Unisys Corporation Savings Plan (the "Plan") or (b) purchased in the open market by the Plan's trustee on behalf of Plan participants who elect to invest in the Unisys Common Stock Fund offered under the Plan.

I have reviewed the Registration Statement, the Plan, the Company's Restated Certificate of Incorporation, as amended, and By-laws, as amended, and such corporate records and other documents and have made such investigations of law as I have deemed appropriate for purposes of giving the opinion hereinafter expressed.

Based upon the foregoing and subject to the limitations set forth below, I am of the opinion that any newly issued shares included in the Shares will be, when and to the extent issued in accordance with the terms of the Plan upon receipt by the Company of the consideration for the Shares specified therein, validly issued, fully paid and non-assessable.

I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. I also consent to the reference to my name under the heading “Interests of Named Experts and Counsel.” In giving such consent, I do not thereby admit that I am an expert with respect to any part of the Registration Statement, including this exhibit, within the meaning of the term "expert" as used in the Act or the rules and regulations issued thereunder.

This opinion is limited to the General Corporation Law of the State of Delaware.

Very truly yours,

/s/ John M. Armbruster

John M. Armbruster
Deputy General Counsel